As filed with the Securities and Exchange Commission on March 22, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

RASER TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Utah	5152 North Edgewood Drive, Suite 375, Provo, UT 84604	87-00638510
(State or other jurisdiction of incorporation or organization)	(Address of principal executive offices)	(I.R.S. Employer Identification Number)

Amended and Restated 2004 Long-Term Incentive Plan

(Full title of the plan)

Brent M. Cook

Chief Executive Officer and Director

Raser Technologies, Inc.

5152 North Edgewood Drive, Suite 375

Provo, UT 84604

(Name and address of agent for service)

(801) 765-1200

(Telephone number, including area code, of agent for service)

Copies to:

Reed W. Topham, Esq.

Stoel Rives LLP

201 S. Main Street, Suite 1100

Salt Lake City, Utah 84111

(801) 328-3131

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value, available for issuance under the Amended and Restated 2004 Long-Term Incentive Plan	3,053,798 shares	$4.95(1)	$15,116,300(1)	$464.07

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the price per share of $4.95, which was the average of the high and low sales price per share of the Common Stock as reported on the NYSE Arca on March 20, 2007.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference.

Raser Technologies, Inc. (the “Registrant”) incorporates by reference into this Registration Statement the following documents and information filed by the Registrant with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, however, the Registrant is not incorporating any information furnished under Item 2.02 or 7.01 (formerly Item 12 or 9) of its Current Reports on Form 8-K:

(a) The Registrant’s annual report on Form 10-K for the year ended December 31, 2006, filed on March 20, 2007.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the last fiscal year covered by the annual report referred to in (a) above.

(c) The description of the Registrant’s Common Stock contained in its Registration Statement on Form 10-SB/A (File No. 000-49793), filed on June 1, 2000, originally filed on Form 10-SB (File No. 000- 30657) on May 18, 2000, pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 16-10a-902(1) of the Utah Revised Business Corporation Act (the “Act”) authorizes a Utah corporation to indemnify any director against liability incurred in any proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 16-10a-902(4) of the Act prohibits a Utah corporation from indemnifying a director in a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in a proceeding in which the director was adjudged liable on the basis that he or she improperly received a personal benefit. Otherwise, Section 16-10a-902(5) allows indemnification for reasonable expenses incurred in connection with a proceeding by or in the right of a corporation.

Unless limited by the Articles of Incorporation, Section 16-10a-905 of the Act authorizes a director to apply for indemnification to the court conducting the proceeding or another court of competent jurisdiction. Section 16-10a-907(1) of the Act extends this right to officers of a corporation as well.

Unless limited by the Articles of Incorporation, Section 16-10a-903 of the Act requires that a corporation indemnify a director who was successful, on the merits or otherwise, in defending any proceeding to which he or she was a party against reasonable expenses incurred in connection therewith. Section 16-10a-907(1) of the Act extends this protection to officers of a corporation as well.

Pursuant to Section 16-10a-904(1) of the Act, the corporation may advance a director’s expenses incurred in defending any proceeding upon receipt of an undertaking and a written affirmation of his or her good faith belief that he or she has met the standard of conduct specified in Section 16-10a-902 of the Act. Unless limited by the Articles of Incorporation, Section 16-10a-907(2) of the Act extends this protection to officers, employees, fiduciaries and agents of a corporation as well. Regardless of whether a director, officer, employee, fiduciary or agent has the right to indemnity under the Act, Section 16-10a-908 of the Act allows the corporation to purchase and maintain insurance on his or her behalf against liability resulting from his or her corporate role.

Article VIII of our Amended and Restated Bylaws provides for indemnification of our directors, executive officers, employees and agents on substantially the same terms as set forth in the Act.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description
4.1	Amended and Restated 2004 Long-Term Incentive Plan, as amended, is hereby incorporated by reference from Appendix B filed with the Registrant’s Schedule 14C Information Statement (File No. 000-30657) on May 14, 2004.

4.2	Form of Option Agreement under the Amended and Restated 2004 Long-Term Incentive Plan, is hereby incorporated by reference from Exhibit 10.4 filed with the Registrant’s Form 10-QSB (File No. 000-30657) on August 13, 2004.

5.1	Opinion of Stoel Rives LLP.

23.1	Consent of Hein & Associates LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Tanner LC, Independent Registered Public Accounting Firm.

23.3	Consent of Stoel Rives LLP (contained in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page).

Item 9.	Undertakings.

1.      The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Provo, State of Utah, on this 22nd day of March, 2007.

RASER TECHNOLOGIES, INC.

By:	/s/ Brent M. Cook

Brent M. Cook
Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brent M. Cook and Martin F. Petersen and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Date: March 22, 2007	/s/ Brent M. Cook
Brent M. Cook, Chief Executive Officer and Director (principal executive officer)

Date: March 22, 2007	/s/ Kraig T. Higginson
Kraig T. Higginson, Executive Chairman of the Board

Date: March 22, 2007	/s/ Martin F. Petersen
Martin F. Petersen, Chief Financial Officer (principal financial and accounting officer)

Date: March 22, 2007	/s/ Reynold Roeder
Reynold Roeder, Director

Date: March 22, 2007	/s/ Barry Markowitz
Barry Markowitz, Director

Date: March 22, 2007	/s/ Alan Perriton
Alan Perriton, Director

Date: March 22, 2007	/s/ James A. Herickhoff
James A. Herickhoff, Director

Date: March 22, 2007	/s/ Lee A. Daniels
Lee A. Daniels, Director

RASER TECHNOLOGIES, INC.

REGISTRATION STATEMENT ON FORM S-8

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Amended and Restated 2004 Long-Term Incentive Plan, as amended, is hereby incorporated by reference from Appendix B filed with the Registrant’s Schedule 14C Information Statement (File No. 000-30657) on May 14, 2004.

4.2	Form of Option Agreement under the Amended and Restated 2004 Long-Term Incentive Plan, is hereby incorporated by reference from Exhibit 10.4 filed with the Registrant’s Form 10-QSB (File No. 000-30657) on August 13, 2004.

5.1	Opinion of Stoel Rives LLP.

23.1	Consent of Hein & Associates LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Tanner LC, Independent Registered Public Accounting Firm.

23.3	Consent of Stoel Rives LLP (contained in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page).